Exhibit 99.1

Contacts:

Vincent Zanna

Vice President, Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES SECOND QUARTER FISCAL 2015 RESULTS

NEW YORK, August 27, 2015 — J.Crew Group, Inc. (the “Company”) today announced financial results for the second quarter and first half of fiscal 2015.

Second Quarter highlights:

•	Total revenues decreased 5% to $593.6 million. Comparable company sales decreased 11% following an increase of 4% in the second quarter last year.
•	J.Crew sales decreased 10% to $506.5 million. J.Crew comparable sales decreased 13% following an increase of 3% in the second quarter last year.
•	Madewell sales increased 22% to $67.9 million. Madewell comparable sales increased 8% following an increase of 17% in the second quarter last year.
•	Gross margin was 34.3% compared to 37.6% in the second quarter last year.
•	Selling, general and administrative expenses were flat at $199.8 million, or 33.6% of revenues, compared to 31.9% of revenues in the second quarter last year.
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Operating income was $2.6 million compared to $36.0 million in the second quarter last year. Operating income in the second quarter this year includes a charge of $4.5 million for severance and related costs associated with our workforce reduction in June 2015.

•	Net loss was $13.6 million compared with a net income of $10.8 million in the second quarter last year.
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Adjusted EBITDA was $41.0 million compared to $67.6 million in the second quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Millard Drexler, Chairman and Chief Executive Officer, commented, “Our performance in the second quarter was in line with our expectations. Entering fall, we feel good about the assortments in stores and online, which reflect more emphasis on the key product categories that our customers love J.Crew for. At the same time, our team has taken a hard look at the business and made changes to drive greater efficiency and profitability. We’re focused on our performance in the second half of the year and positioning the business for sustained growth.”

First Half highlights:

•	Total revenues decreased 4% to $1,175.5 million. Comparable company sales decreased 10% following an increase of 1% in the first half last year.
•	J.Crew sales decreased 8% to $1,015.3 million. J.Crew comparable sales decreased 12% after being flat in the first half last year.
•	Madewell sales increased 27% to $129.8 million. Madewell comparable sales increased 10% following an increase of 15% in the first half last year.
•	Gross margin was 35.7% compared to 38.1% in the first half last year.
•	Selling, general and administrative expenses were $403.5 million, or 34.3% of revenues, compared to $394.1 million, or 32.3% of revenues in the first half last year.

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Operating loss was $518.0 million compared with operating income of $70.0 million in the first half last year. The operating loss this year includes pre-tax, non-cash impairment charges of $534.4 million primarily recorded in the first quarter, and a charge of $4.5 million for severance and related costs associated with our workforce reduction in June 2015.

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Net loss was $476.0 million compared to $19.3 million in the first half last year. The first half this year reflects the impact of non-cash impairment charges. The first half last year reflects the impact of a loss on refinancing.

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Adjusted EBITDA was $85.8 million compared to $132.3 million in the first half last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

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Cash and cash equivalents were $41.4 million compared to $73.5 million at the end of the second quarter last year. The second quarter this year reflects the payment of a dividend of $19 million to fund the semi-annual interest payment due November 1, 2015.

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Total debt, net of discount, was $1,541 million compared to $1,556 million at the end of the second quarter last year. Additionally, there were $10 million of outstanding borrowings under the ABL Facility at the end of the second quarter this year.

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Inventories were $413.5 million compared to $394.7 million at the end of the second quarter last year. Inventories increased 5% and inventories per square foot decreased 4% compared to the end of the second quarter last year.

First Quarter Impairment

During the first quarter, the Company experienced a further significant reduction in the profitability of its J.Crew reporting unit, primarily driven by performance of women’s apparel and accessories, which the Company expects to continue at least through fiscal 2015. As a result of current and expected future operating results, the Company concluded that the carrying value of the J.Crew reporting unit exceeded its fair value and recorded a non-cash goodwill impairment charge of $341 million.  There has been no deterioration of the excess of fair value over the carrying value of its Madewell reporting unit.  Additionally, the Company recorded a non-cash impairment charge of $190 million to write down the intangible asset related to the J.Crew trade name.

After recording the non-cash goodwill charge of $341 million, the carrying value of goodwill is $676 million in the J.Crew reporting unit and $108 million in the Madewell reporting unit.  After recording the non-cash intangible asset charge of $190 million, the carrying value of the J.Crew trade name is $550 million.  In fiscal 2014, the Company recorded non-cash impairment charges of $562 million and $145 million to write down goodwill and the intangible asset related to the J.Crew trade name. If operating results continue to decline below the Company’s expectations, additional impairment charges may be recorded in the future.

These impairment charges do not have an effect on the Company’s operations, liquidity or financial covenants, and do not change management’s long-term strategy, which includes its plans to drive disciplined growth across its brands.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of J.Crew Group, Inc., issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”). The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuer’s subsidiaries, and (iii) not guaranteed by any of the Issuer’s subsidiaries, and therefore are not recorded in the Company’s financial statements. The Company paid dividends of $38 million in the aggregate to the Issuer in the first and second quarters of fiscal 2015 to fund the semi-annual interest payments due May 1, 2015 and November 1, 2015.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) e-commerce net sales, and (iii) shipping and handling fees. The Company also considers gross profit and selling, general and administrative expenses in assessing the performance of its business.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, August 27, 2015, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until September 3, 2015 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13617524.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of August 27, 2015, the Company operates 283 J.Crew retail stores, 92 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 148 factory stores (including one J.Crew Mercantile store). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness and the indebtedness of its indirect parent, its substantial lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, its ability to anticipate and timely respond to changes in trends and consumer preferences, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, adverse or unseasonable weather, material disruption to its information systems, its ability to implement its real estate strategy, its ability to implement its international expansion strategy, its ability to attract and retain key personnel, interruptions in its foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Second Quarter Fiscal 2015	Second Quarter Fiscal 2014	First Half Fiscal 2015	First Half Fiscal 2014
Net sales:
J.Crew	$506,539	$561,263	$1,015,271	$1,097,986
Madewell	67,936	55,867	129,787	102,529
Other	19,174	10,099	30,395	18,683
Total revenues	593,649	627,229	1,175,453	1,219,198
Cost of goods sold, including buying and occupancy costs	390,264	391,393	755,546	755,111
Gross profit	203,385	235,836	419,907	464,087
As a percent of revenues	34.3%	37.6%	35.7%	38.1%
Selling, general and administrative expenses	199,761	199,823	403,513	394,055
As a percent of revenues	33.6%	31.9%	34.3%	32.3%
Impairment losses	1,047	—	534,409	—
Operating income (loss)	2,577	36,013	(518,015)	70,032
As a percent of revenues	0.4%	5.7%	(44.1)%	5.7%
Interest expense, net	17,454	17,757	34,763	39,418
Loss on refinancing	—	—	—	58,786
Income (loss) before income taxes	(14,877)	18,256	(552,778)	(28,172)
Provision (benefit) for income taxes	(1,309)	7,471	(76,798)	(8,840)
Net income (loss)	$(13,568)	$10,785	$(475,980)	$(19,332)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	August 1, 2015	January 31, 2015	August 2, 2014

Assets
Current assets:
Cash and cash equivalents	$41,397	$111,097	$73,506
Inventories	413,484	367,851	394,677
Prepaid expenses and other current assets	66,884	60,734	61,838
Deferred income taxes, net	22,423	19,280	12,075
Total current assets	544,188	558,962	542,096

Property and equipment, net	397,182	404,452	393,847

Deferred financing costs, net	20,930	22,883	24,345

Intangible assets, net	638,544	836,608	984,946

Goodwill	783,815	1,124,715	1,686,915

Other assets	4,406	3,993	4,776
Total assets	$2,389,065	$2,951,613	$3,636,925

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$276,187	$244,367	$246,870
Other current liabilities	137,468	155,697	139,875
Interest payable	5,488	5,408	5,636
Income taxes payable	16,547	3,192	567
Borrowings under the ABL Facility	10,000	—	—
Current portion of long-term debt	15,670	15,670	15,670
Total current liabilities	461,360	424,334	408,618

Long-term debt, net	1,525,493	1,532,769	1,540,044

Lease-related deferred credits, net	124,244	112,153	108,143

Deferred income taxes, net	232,893	323,767	383,214

Other liabilities	41,350	42,566	27,141

Stockholders’ equity	3,725	516,024	1,169,765
Total liabilities and stockholders’ equity	$2,389,065	$2,951,613	$3,636,925

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income (loss) reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Second Quarter Fiscal 2015	Second Quarter Fiscal 2014	First Half Fiscal 2015	First Half Fiscal 2014
Net income (loss)	$(13.6)	$10.8	$(476.0)	$(19.3)
Provision (benefit) for income taxes	(1.3)	7.5	(76.8)	(8.8)
Interest expense (including the loss on refinancing)	17.5	17.8	34.8	98.2
Depreciation and amortization (including intangible assets)	29.2	26.4	58.2	51.9
EBITDA	31.8	62.5	(459.8)	122.0
Impairment losses	1.0	—	534.4	—
Charges related to a workforce reduction	4.5	—	4.5	—
Share-based compensation	0.4	1.4	1.7	3.0
Amortization of lease commitments	0.8	1.1	(0.1)	2.2
Sponsor monitoring fees	2.5	2.6	5.1	5.1
Adjusted EBITDA	41.0	67.6	85.8	132.3
Taxes paid	(0.5)	(0.5)	(0.8)	(1.9)
Interest paid	(18.4)	(19.1)	(37.0)	(54.8)
Changes in working capital	(5.1)	5.0	(35.9)	(44.2)
Cash flows from operating activities	17.0	53.0	12.1	31.4
Cash flows from investing activities	(27.0)	(35.0)	(45.5)	(62.4)
Cash flows from financing activities	(12.6)	(3.9)	(36.0)	(52.2)
Effect of changes in foreign exchange rates on cash and cash equivalents	(0.5)	—	(0.3)	0.1
Increase (decrease) in cash	(23.1)	14.1	(69.7)	(83.1)
Cash and cash equivalents, beginning	64.5	59.4	111.1	156.6
Cash and cash equivalents, ending	$41.4	$73.5	$41.4	$73.5

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage

(unaudited)

	Fiscal 2015
Quarter	Total stores open at beginning of the period	Number of stores opened during the period(1)	Number of stores closed during the period(1)	Total stores open at end of the period
First Quarter (2)	504	10	(2)	512
Second Quarter (2)	512	7	—	519
Third Quarter (3)	519	17	—	536
Fourth Quarter (3)	536	18	(1)	553
Fiscal 2015	504	52	(3)	553

	Fiscal 2015
Quarter	Total gross square feet at beginning of the period	Gross square feet for stores opened or expanded during the period	Reduction of gross square feet for stores closed or downsized during the period	Total gross square feet at end of the period
First Quarter (2)	2,848,322	39,590	(17,204)	2,870,708
Second Quarter (2)	2,870,708	37,877	—	2,908,585
Third Quarter (3)	2,908,585	73,139	(1,200)	2,980,524
Fourth Quarter (3)	2,980,524	87,748	(7,717)	3,060,555
Fiscal 2015	2,848,322	238,354	(26,121)	3,060,555
(1)	Actual and projected number of stores opened or closed during fiscal 2015 by channel are as follows:

Q1 – Two retail, three international retail, three factory, and two Madewell stores. Close two retail stores.

Q2 – Four factory (including one J.Crew Mercantile store), one international factory, and two Madewell stores.

Q3 – One retail, two international retail, six factory (including three J.Crew Mercantile stores), and eight Madewell stores.

Q4 – Two retail, one international retail, seven factory (including five J.Crew Mercantile stores) and eight Madewell stores. Close one retail store.

(2)	Reflects actual activity.
(3)	Reflects projected activity.